EXHIBIT 14

Dear Fellow Employee:

Through the years, Safeway has earned a well-deserved reputation for honesty, integrity and fair dealing. It’s up to each of us to protect and enhance that reputation. The Company’s overall Ethics and Compliance Program (“Program”) consists of this Code of Business Conduct and Ethics (“Code”) and the specific code of conduct and ethics policies Safeway has implemented at the store and corporate levels (“Policies”).

This Code sets forth some basic principles and guidelines that have evolved over time to reflect changing laws, regulations and Company policies. More detailed discussion is contained in each of the Policies. The guidelines set out in this Code are to be followed at all levels of the Company by our corporate directors, officers and employees.

Most of the rules on the following pages are based on common sense and decency. If we abide by these rules and the Policies, and above all else, if we always do what we know to be right, we will avoid both legal problems and the appearance of impropriety.

Each of us is responsible for knowing and complying with this Code and the Policies. If you have any questions about any aspects of the Code or the Policies, please ask your supervisor or contact the Legal Division.

SAFEWAY INC.

Steve Burd
Chairman, President and CEO

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION AND BASIC PRINCIPLES

Purpose

Safeway conforms to the highest legal and ethical standards wherever we do business. This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with these standards. Our hard-earned reputation must not be compromised, and any action that could appear to do so is unacceptable. As a Safeway employee, you are expected to take affirmative steps to carry out these standards. You must conduct all aspects of Safeway’s business honestly, ethically and fairly, including your relationships with co-workers, customers, suppliers and competitors.

This Code applies to all of our corporate directors, officers and employees. We refer to all persons covered by this Code as “Company employees” or simply “employees.” This Code is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

Throughout this Code, the terms “Safeway” and the “Company” refer to Safeway Inc. and its majority owned or controlled subsidiaries, and to operations wherever we do business. These principles apply to all of the foregoing.

Seeking Help and Information

If you have any questions about your responsibilities, ask. If you have questions about Safeway policies or the law, ask. Communication is the key to effective compliance with the guidelines set forth in the Code. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Legal Division. The Company has established a reporting Hotline that is available 24 hours a day, 7 days a week at 1-800-283-5965. You may remain anonymous and will not be required to reveal your identity in calls to the Hotline, although providing your identity may assist the Company in addressing your questions or concerns. The Board of Directors has appointed a Chief Governance Officer (the Company’s Senior Vice President and General Counsel), whom you also may contact for questions, concerns and/or reporting purposes.

Reporting Non-Compliance

Each employee has an obligation to report to management any conduct that he or she believes in good faith to be an ethical or legal violation. If you observe any unethical or unlawful conduct, you are expected to report it to your supervisor, the Chief Governance Officer, the Legal Division, or through the reporting Hotline. Your information will be handled discreetly and in accordance with the law and Company procedures.

Furthermore, the Board of Directors has created a process for employees to transmit to the Audit Committee complaints relating to accounting, internal accounting controls, auditing matters, or other deceptive financial practices, such as securities fraud, wire fraud or bank fraud. If you wish to submit to the Audit Committee in good faith an accounting or securities fraud complaint, you can call 1-866-239-1376, and the matter will be forwarded appropriately. The Company’s Whistleblower Policy is available at www.safeway.com/investor_relations.

Policy Against Retaliation

The Company prohibits any retaliation, direct or indirect, against an employee who, in good faith, seeks help or reports known or suspected violations of the Code or related Policies.

Disciplinary Action and Waivers

It is Company policy that any employee who violates this Code will be subject to appropriate disciplinary action, up to and including termination of employment. Any supervisor or manager who directs or approves any such violations, who knows of such violations and fails to act promptly to correct them, or who retaliates or tolerates retaliation against any employee who, in good faith, reports a violation, will likewise be subject to disciplinary action, up to and including termination.

Waivers of this Code for employees may be made only by an executive officer of the Company. Waivers of the Code for executive officers and directors may be made only by the Board of Directors, and any such waiver will be disclosed promptly to stockholders.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include laws covering insider trading, antitrust prohibitions, information privacy, employment discrimination or harassment, bribery and kickbacks, copyrights, trademarks and trade secrets, illegal political contributions, offering or receiving gratuities, environmental hazards, occupational health and safety, false or misleading financial information or misuse of corporate assets. A general description of some of these laws and regulations is included in this Code. A more detailed discussion is available in the Policies.

If there is a federal, state or local law or a provision in a collective bargaining agreement applicable to your employment that supersedes a provision of this Code or any of the Policies, your conduct will be guided by the applicable law or collective bargaining agreement. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful or in compliance with this Code or the Policies, you should seek advice from your supervisor or the Legal Division.

Compliance with Insider Trading Laws

All Company employees are prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information about the Company. Company employees also are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of any information not publicly known which might be material to investors in the Company’s securities. In addition, Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information.

Material information is information, not publicly disclosed, which if known probably would affect the price of Company securities. Some examples of material information include acquisitions, mergers, asset sales, stock splits, earnings, major management changes, expansion plans and other important corporate developments.

Antitrust Laws

Antitrust laws are designed to protect competition. In general, they forbid any agreement that restrains trade. Safeway has a long-standing policy of complying fully and in every respect with all antitrust laws that apply to its operations. Compliance is vital to the Company and each employee.

No employee of the Company may have any discussion or communication with any representative of a competitor concerning past, present or future prices, pricing policies, bids, discounts, promotions, terms or conditions of sale, royalties, choice of suppliers, allocation of territories, sales or customers, limitations on production or distribution, or future location of stores. In addition, discussions with competitors concerning costs, including labor rates and cost of goods and services, can be sensitive from an antitrust point of view and any such discussions should be reviewed in advance with the Legal Division. It follows, of course, that there never must be any agreement, express or implied, with a competitor concerning any of these subjects. This includes formal agreements, as well as tacit understandings and informal “off the record” conversations.

CONFLICTS OF INTEREST

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. Employees should avoid outside work, interests or activities that influence their ability to act in the interests of the Company or that may make it difficult to perform Company work objectively and effectively. Conflicts of interest also arise when an employee or member of his/her family receives improper personal benefit as a result of his or her position with Safeway. You must not use your Company position to obtain improper personal benefit for you or a member of your family.

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Legal Division. Your supervisor and the Legal Division will work with you to determine whether you have a conflict of interest and, if so, how best to address it.

CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you are prohibited from taking such opportunity for yourself. No employee may use corporate property, information or his or her position with the Company for personal gain nor should he or she compete with the Company.

CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee’s obligation to protect confidential information continues after he or she leaves the Company.

COMPETITION AND FAIR DEALING

Truthful and Honest Dealings

Safeway’s very survival depends on maintaining our hard-earned reputation for honesty and integrity. We must be honest and act with integrity in all our dealings with our customers, stockholders, suppliers, the communities in which we do business, and with each other. We must price and label accurately, be truthful in our advertising, and give full measure and weight in the merchandise we sell. Dishonest conduct cannot be tolerated. This applies to every employee.

Business Relationships With Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based primarily on price, quality, service and reputation. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, his/her objective assessment of the supplier’s products and prices. The only basis for any business decision at Safeway must be the Company’s best interests. Any private business between you and a supplier must be conducted with no special advantage sought or accepted by reason of your Company position.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Each employee should endeavor to deal fairly with the Company’s competitors. For further information regarding appropriate and inappropriate business conduct with competitors, see “Compliance with Laws and Regulations - Antitrust Laws” above.

BUSINESS CONDUCT

Food Safety and Sanitation

Food safety is one of our highest priorities. To assure that the products we offer for sale are safe, it is Safeway’s policy to operate clean and sanitary facilities that comply with or exceed all national and local consumer protection and public health laws, and to prevent any unsanitary conditions. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs.

Environmental Compliance

It is the Company’s policy to conduct all of its business safely and without unacceptable risks to the environment or to the health and safety of its employees and the public, and to support and follow all laws and other governmental standards for environmental issues. All Company employees should strive to conserve resources and reduce waste through recycling and other energy conservation measures.

To carry out this policy, Safeway will identify and control potential environmental hazards from its operations and products, conduct ongoing environmental compliance training and assessments and keep informed about health, safety and environmental risks, standards and legal requirements to insure that the spirit as well as the letter of this policy is carried out.

Workplace Safety

The elimination of accidents to employees and customers is one of our greatest responsibilities. Safety is to take precedence over any kind of shortcut, and every reasonable attempt should be made to reduce the possibility of injuries. Management is responsible for maintaining a sound safety program and encouraging a high level of safety awareness.

OUR WORKPLACE

Safeway recognizes the value and worth of each employee, regardless of the employee’s race, color, national origin, ancestry, sex, mental and physical disability, age, religion, sexual orientation, gender identity, marital status or other legally protected status. The Company also strives to provide working conditions and a work climate that protects both the physical and psychological well-being of employees.

Equality of Opportunity

Every Safeway employee is entitled to an equal chance to succeed regardless of the employee’s race, color, national origin, ancestry, sex, mental and physical disability, age, religion, sexual orientation, gender identity, marital status or other legally protected status. This means that we comply fully with applicable human rights and employment equity laws, and we do not discriminate unlawfully in any aspect of employment, including recruiting, hiring, compensation, promotion or termination. As more fully set forth in Safeway’s Policy on Harassment, which is posted on the Safeway intranet and available from your manager and Human Resources Advisor, this also means that Safeway will not tolerate sexual harassment or harassment based on any other legally protected status.

Anyone who feels that he or she has seen or experienced any form of harassment or discrimination, whether directed to him or her or to another person, should immediately report the situation to his or her supervisor, another manager, to his or her Human Resources representative, the DivisionVice President of Human Resources, the SVP of Corporate Human Resources or to the Security Hotline (1-800-283-5965). You also may contact the appropriate federal or state agency.

Supervisors, and in fact all employees, are expected affirmatively to foster an environment free of discrimination, harassment and unequal treatment, an environment in which all employees may develop their talents to the fullest. Supervisors are responsible for taking effective action to make sure the Company’s policies prohibiting discrimination and harassment are disseminated, understood and followed.

The Company will not tolerate retaliation against any employee who in good faith reports a violation of this Code or the Policies prohibiting discrimination and harassment, or who participates in an investigation or otherwise opposes harassment.

Wage and Hour

Safeway is committed to a policy of full compliance with all applicable federal, state and provincial wage and hour laws. In the U.S., in accordance with the provisions of the Fair Labor Standards Act (FLSA) and applicable state law, all employees are classified as either administrative (that is, exempt from FLSA overtime provisions) or non-exempt (i.e., overtime eligible). The Company maintains records of the hours worked by all non-exempt personnel, in most cases by means of an electronic time and attendance record-keeping system which has been designed to minimize the potential for wage and hour violations. Notices are posted in all work facilities to advise employees on a variety of wage and hour matters, including the right of non-exempt employees to be paid for all hours worked (employees shall not and shall not be required to work “off-the-clock”), the standards for receipt of overtime compensation, and limits on the permissible hours of work and job duties for minors. Any failure to adhere to the Company’s wage and hour policies will result in termination or other appropriate disciplinary actions.

PROTECTING COMPANY ASSETS

Every employee is responsible for protecting the assets of the Company — its funds, its property and the information it generates and uses in the course of doing business. Whether for personal benefit or any other reason, none of these things must be misused. They may not be taken, sold, traded, given away or destroyed without proper permission.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

Company Records

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include purchase and sales information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business. All Company records must be complete, accurate and reliable in all material respects.

Accuracy and Integrity of Financial Reports

So that Safeway can effectively control its affairs, maintain the integrity of its financial reporting and comply with legal requirements, all financial transactions and funds must be properly recorded and accounted for on the Company’s books, supported by adequate documentation. Records must be accurate, complete and auditable. They must conform to the law, generally accepted accounting principles and Company policy. Each employee is responsible for preserving the confidentiality of a variety of information that, if released to an unauthorized person or organization, may lose its value or hurt the Company’s competitive position. This includes business and financial information, customer account information, new project and marketing plans, cost data, salary information, personnel information and medical records.

The Company’s principal financial officers and other employees working in the accounting and internal audit departments have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

Records and books will be audited from time to time to be sure all financial and operating information is complete and reliable, and complies with applicable laws, regulations and Company policies. It is specifically prohibited to make false or misleading statements to the Company’s auditors.

POLITICAL AND GOVERNMENTAL ACTIVITIES

Safeway supports the democratic political process. Employees as individuals are encouraged to take part, on a voluntary basis, in political and governmental affairs. Employees who represent Safeway in political or governmental matters must comply fully with all laws that regulate corporate participation in public affairs. Safeway’s Political Contribution Policy is available at www.safeway.com/investor_relations.

FINAL WORD

This Code contains a description of the general rules for conducting the business of the Company consistent with the highest standards of business ethics. It is important that we understand and adhere to these standards and those contained in the Policies.

If you have any questions about these guidelines or the Policies, please contact your supervisor, the Legal Division or the Hotline at 1-800-283-5965.

This Code is not a contract of employment and does not create any contractual rights of any kind between the Company, its corporate directors, officers or employees or between the Company and third parties. Moreover, unless a Company employee’s terms and conditions of employment are governed by a collective bargaining agreement, employment with the Company is on an “at will” basis. This means that an employee may terminate his or her employment at any time for any reason and similarly, the Company may terminate an employee’s employment at any time for any reason, or for no reason at all. The Company, in its sole discretion, may modify the terms of the Code and its related Policies, without prior notice, at any time. Such modifications shall immediately become effective with respect to all Company employees.